THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THE SECURITIES REPRESENTED BY THIS NOTE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.
SECURED CONVERTIBLE PROMISSORY NOTE

$3,000,000	June 9, 2017
Herzliya, Israel

For value received, ReWalk Robotics Ltd., an Israeli company whose ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”), are listed for trading on the Nasdaq Capital Market as of the date hereof (the “Company”), promises to pay to Kreos Capital V (Expert Fund) L.P., a company incorporated in Jersey (the “Holder”), the principal sum of US$3,000,000 (the “Principal Amount”). Interest shall accrue on the unpaid Principal Amount from the first day of the first calendar month following the date of this Note (the “Effective Date”) at a rate of 10.75% per annum (the “Interest Rate”). This Secured Convertible Promissory Note (this “Note”) is issued pursuant to the First Amendment, dated as of June 9, 2017, to the Loan Agreement dated December 30, 2015 by and between the Holder and the Company (the “Loan Agreement”). This Note is subject to the following terms and conditions.

Capitalized terms used but not defined in this Note shall have the meaning ascribed to them under the Loan Agreement.

1.Interest Payments. For as long as any part of the Principal Amount remains outstanding, the Company shall make monthly interest payments. Each monthly interest payment shall be paid to the Holder in advance on the first Business Day (as defined in the Loan Agreement) of each calendar month which respect to such month, commencing on (and including) the first calendar month following the Effective Date. Each payment shall be in an amount equal to 0.89583% of the outstanding Principal Amount as of the date such payment is to be made.

2.Maturity. To the extent not previously converted into newly issued Ordinary Shares in accordance with Section 4 below, the entire unpaid Principal Amount, together with accrued and unpaid interest thereon, shall become immediately due and payable in cash (without any notice or other requirement by the Holder) on the earlier of (i) June 9, 2020 or (ii) the closing of a Change of Control, as defined in the Loan Agreement (the “Maturity Date”). The Company may not prepay the outstanding Principal Amount hereunder before the Maturity Date, and Section 5.4 of the Loan Agreement shall not apply to prepayment of the outstanding Principal Amount hereunder.

3.Late Payments. Time of payment of any sum due from the Company under this Note is of the essence. If the Company fails to pay any sum to the Holder on its due date for payment and during five (5) Business Days (as defined in the Loan Agreement) thereafter, the Company shall pay to the Holder forthwith on demand interest on such sum from the original due date to the date of actual payment (as well after as before judgment) at a rate equal to the Interest Rate plus 5% per annum (i.e., a total rate of 15.75% per annum).

4.Conversion.

(a)Optional Conversion by the Holder. Notwithstanding anything to the contrary herein, prior to the Maturity Date the Holder shall have the right, but not the obligation, which shall be exercisable in writing to the Company, to convert the then-outstanding Principal Amount, in whole or in part, on one or more occasions, at any time and from time to time, into Ordinary Shares of the Company (the “Conversion Shares”) at a conversion price per share (the “Conversion Price”) that is equal to the average closing price reported on the Nasdaq Global Market and/or Nasdaq Capital Market, as applicable, of one Ordinary Share during the thirty (30) trading days prior to the date hereof (such conversion, the “Optional Conversion”).

(b)Mechanics and Effect of Conversion. No fractional shares of the Company’s share capital will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted Principal Amount balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note in full, the Holder shall surrender this Note, duly endorsed, to the Company. In the event that the Principal Amount is converted in part, the Company will execute and deliver a new Note of like tenor convertible for the remaining part of the then-outstanding Principal Amount. Any accrued and unpaid interest outstanding on the portion of this Note being converted, at the time of such conversion will become immediately due and payable to the Holder in cash. Any accrued and unpaid interest on the principal portion of this Note that is not converted shall be due and payable in accordance with this Note. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to the Holder a share certificate for the number of Ordinary Shares to which the Holder is entitled upon such conversion, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note and provided any and all accrued and unpaid interest outstanding on the portion of the Principal Amount being converted has been paid in full, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the Principal Amount being converted, all rights of the Holder will cease as to that portion of the Principal Amount so converted, and this Note, the Loan Agreement and the Security Documents will no longer be deemed to be outstanding as to that portion of the Principal Amount so converted.

(c)Adjustment of Conversion Price upon Subdivision or Combination of Ordinary Shares. If the Company shall, at any time or from time to time, (A) declare a dividend on the Ordinary Shares, (B) subdivide the outstanding Ordinary Shares into a larger number of Ordinary Shares (by any stock split, stock dividend or otherwise), (C) consolidate or combine the outstanding Ordinary Shares into a smaller number of shares of its Ordinary Shares (by any reverse stock split, combination or otherwise) or (D) issue any Ordinary Shares in a reclassification of the Ordinary Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each such case, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be adjusted so that the Holder of this Note upon conversion after such date shall be entitled to receive the aggregate number and kind of its Ordinary Shares which, if this Note had been converted immediately prior to such date, such Holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. If a dividend on the Ordinary Shares is declared and such dividend is not paid, the Conversion Price shall again be adjusted to be the Conversion Price, in effect immediately prior to such record date (giving effect to all adjustments that otherwise would be required to be made pursuant to this Section 4(c) from and after such record date).

5.End of Loan Payments.

(a)In lieu of the End of Loan Payments to be paid pursuant to the Loan Agreement by the Company to the Holder with respect to the Principal Amount (i) upon conversion of this Note, in whole or in part, the Company shall immediately pay to the Holder an amount equal to 1% of the Principal Amount so converted; and (ii) on the Maturity Date, the Company will pay to the Holder, in addition to the then-outstanding Principal Amount, an amount equal to 1% of the then-outstanding Principal Amount.

(b)Notwithstanding the aforementioned, the Holder shall have the right, but not the obligation, to convert the amount of the End of Loan Payments, in whole or in part, on one or more occasions, at any time and from time to time from the date of this Note until the Maturity Date, into Ordinary Shares of the Company at the Conversion Price, which Ordinary Shares shall be deemed Conversion Shares.

6.Registration Rights.

(a)Company’s Obligations With Respect to Registration. The Company shall:
(i)no later than five (5) months after the Effective Date (the “Filing Date”) prepare and file with the SEC a registration statement (the “Registration Statement”) on Form S-3 to enable the resale by the Holder, from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, of the Conversion Shares and any Ordinary Shares issued as a distribution with respect to or in exchange for or in replacement for any of such Conversion Shares (the “Registrable Shares”), provided, that, the following shall not be deemed Registrable Shares: (i) any Ordinary Shares (x) sold in a registered sale pursuant to an effective registration statement under the Securities Act, (y) sold pursuant to Rule 144 thereunder or (z) that may be sold pursuant to Rule 144(b)(1) (or that would have been able to have been sold pursuant to Rule 144(b)(1) but for the acquisition by a Holder of additional Ordinary Shares other than Registrable Shares); it is agreed that for purpose of the determination of whether Ordinary Shares may be sold under Rule 144(b)(1), all Ordinary Shares to be issued or issuable pursuant to this Note shall be deemed to have been issued and held by the Holder as of the Effective Date, or (ii) any Ordinary Shares sold in a transaction in which the transferor’s rights under this Note are not assigned in accordance with the provisions herein.

(ii)use commercially reasonable efforts to cause the Registration Statement to become effective as soon as reasonably practicable after it is filed by the Company. The Company shall only be obligated to include Registrable Shares of the Holder in the Registration Statement to the extent the Holder has duly completed and delivered to the Company a selling shareholder questionnaire in the form reasonably satisfactory to the Company (the “Selling Shareholder Questionnaire”) as the date that is two (2) Business Days (as defined in the Loan Agreement) before the proposed filing date for the Registration Statement;

(iii)prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus forming part thereof as may be necessary to keep the Registration Statement current and effective until the earlier of (i) the Maturity Date, and (ii) the date on which no Registrable Shares are outstanding (the “Registration Rights Termination Date”), provided, that, immediately following the Registration Rights Termination Date, the Company shall be permitted to file a post-effective amendment to the Registration Statement to deregister any outstanding Registrable Shares;

(iv)furnish to the Holder a number of copies of the registration statement covering such Registrable Shares, and any prospectus, preliminary prospectuses and prospectus supplements in conformity with the requirements of the Securities Act and such other documents as the Holder may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by the Holder;

(v)use commercially reasonable efforts to ensure that the Registrable Shares are listed for quotation on the Nasdaq Capital Market as soon as practicable after their issuance;

(vi)use commercially reasonable efforts to register or qualify or cooperate with the Holder in connection with the registration or qualification of the Registrable Shares for offer and sale under the securities or blue sky laws of such jurisdictions in the United States as the Holder reasonably requests in writing and to keep such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective pursuant to Section 6(a)(iii) above, and to do all other acts or things reasonably necessary or advisable to enable the disposition in such distributions of the securities covered by the Registration Statement; provided, however, that the Company will not be required to: (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify, but for this sub-paragraph (f); (ii) subject itself to general taxation in any such jurisdiction; or (iii) file a general consent to service of process in any such jurisdiction;

(vii)notify the Holder, promptly after it receives notice thereof, of the time when the Registration Statement has been declared effective or a supplement to any prospectus forming a part of the Registration Statement has been filed;

(viii)after the Registration Statement becomes effective, notify the Holder of any request by the SEC to amend or supplement such Registration Statement or prospectus;

(ix)notify the Holder promptly after it shall receive notice or obtain knowledge of any of the events set forth in Section 6(c)(i)(1) through (4) and, in the case of the events set forth in Section 6(c)(i)(1) through (3), use commercially reasonable efforts to prevent or address the occurrence of such event so as to permit the Registration Statement to be used for offers and sales of Registrable Shares as promptly as practicable; and

(x)use commercially reasonable efforts to take any other action reasonably necessary to effect the registration and resale of the Registrable Shares in accordance with Section 6(a).

(b)Holder’s Obligations With Respect to Registration.

(i)The Holder shall (i) furnish such additional information as the Company may reasonably request in connection with the preparation of the Registration Statement, any prospectus, preliminary prospectuses or prospectus supplements in which the Holder’s Registrable Shares are being included pursuant hereto in order to permit the Company to comply with all applicable securities laws and rules, regulations and other requirements of the SEC; and (ii) complete, execute, acknowledge and/or deliver such additional questionnaires and other documents, certificates and instruments as are reasonably required by the Company in connection with the registration to be effected under this Note.

(ii)The Holder shall promptly notify the Company of any changes known to the Holder in the information set forth in the Registration Statement, or any related prospectus, preliminary prospectuses or prospectus supplements or Selling Shareholder Questionnaire regarding the Holder or its plan of distribution. The Holder shall not use, distribute or otherwise disseminate any free writing prospectus, as defined in Rule 405 under the Securities Act, in connection with the sale of Registrable Shares pursuant hereto without the prior written consent of the Company.

(iii)Upon receipt of any Suspension Notice (as defined below), the Holder shall immediately discontinue disposition of Registrable Shares pursuant to the Registration Statement until the Holder receives copies of the supplemented or amended prospectus contemplated by Section 6(a)(iv) or until such Holder is advised in writing by the Company that the Suspension Period (as defined below) is no longer in effect, and, if so directed by the Company, deliver to the Company all copies of any prospectus, any preliminary prospectuses and prospectus supplements covering such Registrable Shares in such Holder’s possession at the time of receipt of such notice.

(iv)All selling discounts and commissions, and stock transfer taxes applicable to the sale of Registrable Shares shall be borne and paid by the Holder of the Registrable Shares subject to such discounts, commissions or taxes.

(c)Suspension; Sales of Registrable Shares under the Registration Statement.

(i)In the event:

(1)of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

(2)of the receipt by the Company of any notification of the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(3)of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or prospectus or for additional information, or any other of any event or circumstance other than those referred to in Section 6(c)(i)(4) below which, upon the advice of the Company’s counsel, necessitates the making of any changes in the Registration Statement, prospectus or any prospectus supplement, or any document incorporated or deemed to be incorporated therein by reference, so that neither the Registration Statement nor the prospectus or, if applicable, prospectus supplement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(4)The Company, in its good faith judgment, determines that effecting the registration pursuant to Section 6(a), or the offering or sale of Registrable Shares pursuant to the Registration Statement, would:

(A)materially and adversely affect a pending or proposed acquisition, merger, recapitalization, consolidation, reorganization, or similar transaction, or negotiations, discussions or pending proposals related thereto that, in each case, is material to the Company and its stockholders; or

(B)be seriously detrimental to the Company and its stockholders, then the Company’s obligation to effect the registration pursuant to Section 6(a) shall be suspended and the Company shall promptly deliver a certificate in writing to the Holder (the “Suspension Notice”) to the effect of the foregoing and, upon receipt of such Suspension Notice, if the Registration Statement is effective, the Holder will refrain from selling any Registrable Shares pursuant to the Registration Statement (such period of suspension of the Company’s obligation under Section 6(a) and the Holders’ right to sell Registrable Shares pursuant to an effective Registration Statement being herein referred to as a “Suspension Period”) until the Holder’s receipt of copies of a supplemented or amended prospectus prepared and filed by the Company, or until the Holder is advised in writing by the Company that the Suspension Period is no longer in effect; provided, that, with respect to the right described in sub-paragraph ý(4) hereof (a “Corporate Suspension”), (A) the Company shall have the right to invoke no more than two (2) Corporate Suspensions in any twelve (12)-month period, and (B) the duration of such Corporate Suspensions may not exceed one-hundred twenty (120) days in the aggregate in any twelve (12)-month period.
(ii)Provided that a Suspension Period is not then in effect, the Holder may sell the Registrable Shares under the Registration Statement as long as, to the extent required by law, it arranges for delivery of a current prospectus and, if applicable, prospectus supplement or report, to the transferee of such Registrable Shares.

(iii)In the event of a sale of any Registrable Shares by the Holder under the Registration Statement, the Holder shall deliver to the Company’s transfer agent, with a copy to the Company, a certificate of subsequent sale in the form reasonably satisfactory to the Company so that the Registrable Shares may be properly transferred. Assuming timely delivery to the Company’s transfer agent of one or more share certificates representing the Registrable Shares in proper form for transfer and assuming compliance by the Holder with the terms of this Note, the Company’s transfer agent will issue and make appropriate delivery of one or more stock certificates in the name of the buyer so as to permit timely compliance by the Holder with applicable settlement requirements.

(d)Assignment of Registration Rights. Any rights referred to in Section 6 may be assigned (but only with all related obligations) by a Holder only to an Affiliate (as defined in the Loan Agreement) of such Holder, provided that: (a) the Company is, within a reasonable time prior to such assignment, furnished with written notice of the name and address of such assignee and the securities with respect to which such registration rights are being assigned; and (b) such assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement in the same manner as the assignor.

(e)Indemnification.

(i)For the purpose of this Section 6(e): (i) the term “Selling Holder” shall include the Holder and any individual, firm, corporation, trust, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality) (each, a “Person”), if any, who controls such Holder within the meaning of Section 15 of the Securities Act, including any officer, director, employee, trustee or Affiliate (as defined in the Loan Agreement) of such Holder; and (ii) the term “Registration Statement” shall include any preliminary prospectus, final prospectus, prospectus supplement, exhibit or amendment included in or relating to the Registration Statement.

(ii)Subject to Section 11 of the Loan Agreement, the Company shall indemnify and hold harmless each Selling Holder (and its officers, directors, employees and Affiliates (as defined in the Loan Agreement)) from and against any losses, claims, damages, liabilities and expenses to which such Selling Holder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages, liabilities and expenses (or actions or proceedings in respect thereof) arise out of, or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (ii) any violation by the Company of the Securities Act, any state securities or “blue sky” laws or any rule or regulation thereunder in connection with such Registration Statement, and the Company shall reimburse such Selling Holder (and such Selling Shareholders’ officers, directors, employees and Affiliates (as defined in the Loan Agreement)) for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon (i) any breach of representation or warranty by the Holder in this Note, (ii) an untrue statement made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Holder specifically for use in preparation of or for inclusion in the Registration Statement, or (iii) out of sales of Registrable Shares made during a Suspension Period after notice is given pursuant to Section 6(c)(i) hereof or the failure of the Selling Holder to comply with its covenants and agreements contained in this Agreement respecting the sale of the Registrable Shares.

(iii)Each Selling Holder shall indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages, liabilities and expenses to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages, liabilities and expenses (or actions or proceedings in respect thereof) arise out of, or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished by or on behalf of such Selling Holder specifically for use in preparation of or for inclusion in the Registration Statement, and such Selling Holder shall reimburse the Company (or such officer, director or controlling person, as the case may be), for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim, provided, however, that such Selling Holder’s aforesaid obligation to indemnify, hold harmless and reimburse shall be limited to the gross proceeds (net of any underwriting discount or commissions) received from the sale by such Selling Holder of the Registrable Shares.

(iv)Promptly after receipt by an indemnified party under this Section 6(e) of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 6(e), notify the indemnifying party in writing of the commencement thereof; but the failure to so notify the indemnifying party (i) will not relieve it from liability under Section 6(e)(ii) or (iii) above unless and to the extent such action and such failure results in material prejudice to the indemnifying party and forfeiture by the indemnifying party of substantial rights and defenses; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (ii) or (iii) above. The indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, except as provided in the next sentence, after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the indemnifying party’s rights in the prior sentence, the indemnified party shall have the right to employ its own counsel (and one local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. No indemnifying party shall, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. An indemnifying party shall not be liable under this Section 6(e) to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such indemnifying party. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement or compromise unless such settlement or compromise (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(v)If the indemnification provided for in this Section 6(e) is unavailable to or insufficient to hold harmless an indemnified person under Sections 6(e)(ii) or Section 6(e)(iii) in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying person shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Selling Holder, on the other, in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Company on the one hand or a Selling Holder or other Selling Holder on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. The Company and the Holder agree that it would not be just and equitable if contribution pursuant to this Section 6(e) were determined by pro rata allocation (even if the Selling Holder and other Selling Holders were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this Section 6(e). Notwithstanding the provisions of this Section 6(e), no Selling Holder shall be required to contribute any amount in excess of the amount of gross proceeds (net of any underwriting discounts or commissions) received from the sale by the Holder of the Registrable Shares to which such loss, claim, damage or liability relates exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(vi)The provisions of this Section 6(e) will remain in full force and effect, regardless of any investigation made by or on behalf of any shareholder or the Company or any of the officers, directors or controlling Persons referred to in this Section 6(e) hereof, and will survive the transfer of Registrable Shares.

(vii)To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6(e) to the fullest extent permitted by law; provided, however, that: (i) no Person involved in the sale of Registrable Shares which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Shares who was not guilty of fraudulent misrepresentation.

(f)Reports under the Exchange Act. With a view to making available to the Holder the benefits of Rule 144, the Company agrees that until the date on which no Registrable Shares are outstanding, the Company shall use its commercially reasonable efforts to: (a) make and keep public information available, as those terms are understood and defined in Rule 144; (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and (c) furnish to the Holder, promptly upon request, (i) a written statement by the Company as to the status of its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Holder to sell such Registrable Shares pursuant to Rule 144 without registration.

7. Reservation of Shares. The Company covenants that until the Maturity Date the Company will at all times reserve from its authorized and unissued share capital a sufficient number of shares to provide for the issuance of the Conversion Shares. The Company further covenants that all Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable, and will be free from all taxes, liens, and charges in respect of the issue thereof. The Company agrees that its execution and delivery of this Note shall constitute full authority to its officers to register the Holder as the owner of Conversion Shares, and to execute and issue the necessary certificates for Conversion Shares upon the conversion of this Note.

8.Issuance of Note.

(a)The Holder understands that the issuance of this Note will not be registered under the Securities Act on the grounds that the issuance provided for in this Note is exempt from registration under of the Securities Act, and that the reliance of the Company on such exemption is predicated in part on the Holder’s representations set forth in this Note.

(b)The Holder understands that this Note and the Ordinary Shares issuable upon exercise or conversion thereof are “restricted securities” within the meaning of Rule 144 under the Securities Act, and may be assigned or transferred only pursuant to either the registration requirements of the Securities Act or an exemption therefrom, in each case, in accordance with Rule 144 under the Securities Act to the extent applicable.

(c)The Holder acknowledges that this Note and the Ordinary Shares issuable upon exercise or conversion thereof will be acquired by the Holder for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

9.Payment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to the then-outstanding Principal Amount.

10.Security Interest. For the avoidance of doubt, this Note is secured by the Charged Assets in accordance with the Loan Agreement and the Security Documents and all obligations of the Company towards the Holder pursuant hereto shall be deemed to be a “Secured Liability” within the meaning of the Security Documents.

11.Event of Default. The terms and conditions of Sections 9.1 to 9.4 of the Loan Agreement shall apply to this Note, mutatis mutandis.

12.Transfer; Successors and Assigns.

(a)The Holder may freely assign or otherwise transfer this Note to any person or entity who is not a direct competitor of the Company. Notwithstanding anything in this Note to the contrary, this Note may not be assigned or otherwise transferred by the Holder unless the recipient agrees in writing to be bound by the terms and conditions of this Note. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Company may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Holder.

(b)Holder agrees that the removal of the restrictive legend from this Note or any certificates representing Conversion Shares is predicated upon the Company’s reliance that the Holder will assign or transfer this Note, as applicable, only pursuant to either the registration requirements of the Securities Act or an exemption therefrom, in each case, in accordance with Rule 144 under the Securities Act to the extent applicable.

13.Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Israel, without giving effect to principles of conflicts of law.

14.Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section ý14 shall be binding upon the Company, the Holder and each transferee of this Note.

15.Remedies Cumulative. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

16.Unconditional Obligation; Waivers. The obligations of the Company to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. The Company hereby waives presentment and demand for payment, notice of non-payment, notice of dishonor, protest, notice of protest, bringing of suit and diligence in taking any action to collect any amount called for under this Note, and shall be directly and primarily liable for the payment of all amounts owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder. No waiver of any provision of this Note made by agreement of the Holder and any other person shall constitute a waiver of any other terms hereof, or otherwise release or discharge the liability of the Company under this Note. No failure to exercise and no delay in exercising, on the part of the Holder, any right, power or privilege under this Note shall operate as a waiver thereof nor shall partial exercise of any right, power or privilege.

[Signature Page Follows]

The parties have executed this Secured Convertible Promissory Note as of the date first written above.

COMPANY:

REWALK ROBOTICS LTD.

By:	/s/ Kevin Hershberger
Name: Kevin Hershberger
Title: Chief Financial Officer

Address: Three Hatnufa Street, 6th Floor, P.O. Box 161, Yokneam 2069203, Israel

AGREED TO AND ACCEPTED:

HOLDER:

KREOS CAPITAL V (EXPERT FUND) L.P.,

By:	/s/ Raoul Stein
Name: Raoul Stein
Title: General Partner

Address: 47 Esplanade, St Helier, Jersey